Exhibit 99.1
Realizing Value for Shareholders: Power & Industrial Projects Monetization July 2, 2007

Safe Harbor Statement The information contained herein is as of the date of this presentation. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as "anticipate," "believe," "expect," "projected" and "goals" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This presentation contains forward-looking statements about DTE Energy's financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations, and the negotiation and impacts of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This presentation should also be read in conjunction with the "Forward-Looking Statements" section in each of DTE Energy's, MichCon's and Detroit Edison's 2006 Form 10-K and their 2007 quarterly reports on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Participants Tony Earley, Chairman and CEO Gerry Anderson, President and COO Dave Meador, Executive Vice President and CFO Lisa Muschong, Director of Investor Relations

Today's Announcements Sale of 50% interest in and refinancing of a portfolio of select Power & Industrial Projects to GE Corporate Lending Expect total non-utility monetization proceeds of approximately $1.5 billion in 2007 with potential upside Expect to buy back approximately $900 million of common stock by year-end Already completed repurchases of over $400 million (~ 8 million shares) under the monetization plan

Overview We are pleased to announce that we have taken another significant step in executing our non-utility monetization plans Agreed to sell 50% interest in a newly formed LLC that will hold a portfolio of select Power & Industrial Projects to GE Corporate Lending Includes 15 projects Transaction establishes an approximate $1 billion enterprise value for this portfolio of projects Transaction leads to pre-tax proceeds to DTE Energy of approximately $805 million $650 million of expected proceeds from debt to be issued by the LLC $155 million of expected equity proceeds After-tax proceeds in 2007 of $690 million* Plan to use proceeds to buy back stock and redeem debt Timing: Plan to close the equity interest sale and complete non-recourse debt issuance by late August * Includes $640M of Monetization Proceeds and $50M of Accelerated Tax Credits

Value Proposition Including the sale of the equity interest, DTE will realize $1.3 - $1.5 billion in net cash flow over the life of these projects In addition to the $1 billion of cash flow to date, we expect to continue to generate significant value through our 50% equity ownership in these projects Building on the success of this transaction, we will continue to use our development expertise to originate new Power & Industrial Projects We have created significant value in Power & Industrial Projects through our consistent, value-focused approach with these investments since the mid-1990's Net Cash Flow to DTE From Monetized Power & Industrial Portfolio ($ Billions) Equity Investment Cash Flow Thru March 2007 Net Cash Thru March 2007 Net Transaction Proceeds* Estimated Future Cash Flow Lifetime Cash Flow East 425 1065 West -504 -504 425 640 400 1465 425 ($0.5) $0.9 $0.4 $0.64 $0.3 - $0.5 $1.3 - $1.5 $1 billion cash flow to date * * Excludes Accelerated Tax Benefits

Transaction Overview Projects Included in Transaction 6 Steel Projects 3 Coke Battery Projects 3 Pulverized Coal Projects 9 On-Site Energy Projects 7 projects in the automotive sector 2 projects in the airport sector The cash flow profile, long term contractual nature and limited commodity price and volume risk made these 15 projects ideally structured for a monetization DTE Energy Services will enter into a management services agreement with the LLC to manage the day to day operations and act as the managing member of the LLC DTE will maintain a 50% equity interest in the LLC

Significant Power & Industrial Assets Remain that Were Not Included in the Transaction Projects Included in Transaction Projects Excluded from Transaction * 3 Coke Battery 3 Pulverized Coal 7 On-Site Auto 2 On-Site Airport 8 Chrysler Projects (50% owner in DTE Energy Center) 2 Pulp & Paper Projects 1 Renewable Power Project 1 Petcoke Project DTE Biomass ~$540M Assets ~$177M Assets We have excluded projects from the transaction which already have partners, have non-recourse financing in place, are small or are early in the development stages * Excludes Peakers

2007 Cash Impact of Transaction Targeted Debt Proceeds Equity Proceeds Total After- Tax Cash Impact $155 ($115) $690 The transaction results in a 2007 after-tax cash impact of $690 million Debt will be excluded from DTE consolidated financials ($ Millions) Impact of Accelerated Tax Credits Monetization Proceeds * Net Tax Impacts include approximately $145M tax impact offset by $50M impact of accelerated tax credits; Other includes approximately $20M in transaction fees ~$650 Net Tax Impacts/Other* $640 $50

Future Investment Approach in Power & Industrial Projects We will continue to execute upon our existing strategy to provide value added products and services to large, energy-intensive customers Applied consistent, value-focused approach to investments since mid-1990s Build business lines around a handful of distinctive strengths: Knowledge of large / industrial energy users and expertise in managing energy programs and assets for them Skill in structuring transactions Leveraging our expertise throughout the energy value chain Expect to invest $50 - 100 million per year in the Power & Industrial Projects segment Lower Risk Unique Strengths Broad Portfolio Niche Manageable Competition Value Creation Outbound from Regional Base Integration

Total Non-Utility Monetization After-Tax Cash Proceeds

DTE Energy



($ Millions)
$1,250 to $1,550
~$1,500
Previous Guidance
Expected Proceeds *

- Given the transactions entered into to date, we are confident that we'll now realize ~$1.5 billion of after-tax proceeds by year-end 2007 with potential upside
- In process of selling the Crete peaker and continue to evaluate disposition options around the East China peaker
- Continue to evaluate strategic options to optimize the Barnett properties
- ~$1.5 billion of expected after-tax proceeds includes the following:

Antrim	~$800*
Power & Industrial Projects	~$640*
Peakers	~$50

* Expected Proceeds excludes the aggregate $220M of accelerated tax credits

11

Sources Long-Term Uses East 1.4 0.75 West 0.95 0.75 0.25 0.65 Sources and Uses of Monetization Proceeds and Synfuel Cash Synfuel $900 - 1,000 (2007 - 2009) Monetization Proceeds ~$1,500 (2007) Monetization Proceeds and Synfuel Cash Sources and Uses ($ Millions) $2,400 - 2,500 $2,400 - 2,500 Debt Redemption ~$700 (2007 - 2008) Share Repurchase* ~$900 (2007) Utility Equity/Other $600 - 700 (2007 - 2009) Antrim Forward Sales ~$200M NPV (2007-2014) * Includes over $400 million in shares bought back under this program to date

Power & Industrial Projects guidance has been reduced from $10 million to $5 million following the monetization Reduction includes earnings impacts from the 50% sale and DTE's share of interest expense from the LLC partially offset by YTD favorability in the underlying business Due to the timing of the share repurchase plan, we plan to provide revised EPS guidance upon completion of all non-utility monetizations We expect the non-utility monetizations to be accretive 2007 Segment Earnings Guidance Operating Earnings* (2007 guidance not inclusive of future non-utility monetizations) ($ Millions) 2007 Revised Guidance * See note regarding reconciliation to GAAP reported earnings in the appendix

Earnings Accretion Total Monetization Program Share Buyback Debt Earnings Accretion $0.31 $0.10 ($0.16) $0.25 Total Program Accretion - Pro-Forma 2007 (earnings per share) Pro-forma assumes transactions and share repurchase occur January 1, 2007 Combination of share repurchase and debt reduction make the transactions accretive Total non-utility monetization program projected to be significantly earnings accretive

DTE Energy's Investment Thesis DTE Energy plans to create significant value for shareholders over the next five years The utilities are positioned to grow earnings 5 - 6% per year while driving a customer focused investment program Continued growth in the Coal & Gas Midstream and Power & Industrial Projects segments with an increased emphasis on extracting shareholder value by taking advantage of liquidity in the markets The balance sheet is stable and we have sufficient flexibility to execute our growth plan The dividend yield is attractive and as the payout ratio decreases, we are open to considering additional dividend increases

Appendix

In this presentation, DTE Energy provides 2007 guidance for operating earnings. It is likely that certain items that impact the company's 2007 reported results will be excluded from operating results. A reconciliation to the comparable 2007 reported earnings/net income guidance is not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings. Reconciliation of 2007 Reported Earnings to Operating Earnings